Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, CA 92130-4092 858-720-8900 main www.sheppardmullin.com

June 10, 2021

VIA ELECTRONIC MAIL

Calavo Growers, Inc.

1141-A Cummings Road

Santa Paula, California 93060

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Calavo Growers, Inc., a California corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”), covering 1,500,000 shares (the “Shares”) of the Company’s common stock (“Common Stock”), which may be issued pursuant to the Company’s 2020 Equity Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the Registration Statement, the Company’s articles of incorporation as in effect on the date hereof, the Company’s bylaws, as in effect on the date hereof (the “Bylaws”), the proceedings taken by the Company with respect to the authorization and adoption of the Plan, resolutions adopted by the board of directors of the Company, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original of all documents submitted to us as certified or reproduced copies. We have also assumed that either (i) the stock certificates to be issued to represent the Shares (collectively, the “Stock Certificates”) will conform to the specimen common stock certificate submitted to us, and such Stock Certificates will be duly executed by the Company and countersigned by the transfer agent therefor in accordance with Section 416 of the California General Corporation Law (“Section 416”), or (ii) the Shares will be uncertificated in accordance with Section 416 and the Bylaws, and the transfer agent therefor will register the purchaser thereof as the registered owner of any uncertificated Shares on its stock transfer books and records. We have further assumed that (a) the shares of Common Stock currently reserved for issuance under the Plan will remain available for the issuance of the Shares, and (b) neither the Company’s charter documents nor any of the proceedings relating to the Plan or any of the award agreements relating to the Shares will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates and comparable documents without independent investigation. We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We express no opinion as to matters governed by any laws other than the California General Corporation Law and reported decisions of the California courts interpreting such law.

This opinion is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plan or the Registration Statement.

Respectfully Submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP